Exhibit 99.1

  NPS Pharmaceuticals Reports Third Quarter and Nine Month Operating Results

    SALT LAKE CITY, Nov. 6 /PRNewswire-FirstCall/ -- NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reviewed recent progress with its late-stage product candidates, announced new executive appointments at the company, and reported its operating results for the three and nine months ended September 30, 2003.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20000218/NPSLOGO )

    Product Review
    In September 2003 NPS announced that its licensee, Amgen Inc., had submitted a new drug application (NDA) to the U.S. Food and Drug Administration seeking approval to market cinacalcet HCl as a therapy for the treatment of secondary hyperparathyroidism in patients with chronic kidney disease. Subsequently Amgen has announced that an application for approval to market cinacalcet HCl has also been submitted to the European Agency for the Evaluation of Medicinal Products.
    Development of the company's proprietary compound, PREOS(R), for the treatment of osteoporosis, continues to advance with the recent completion of dosing of patients in the Phase III TOP study. More than 90 percent of eligible TOP study patients have chosen to continue to receive PREOS injections for a total of up to 24 months of treatment in an Open Label Extension Study (OLES). NPS is also studying the use of PREOS in combination with hormone replacement therapy in the POWER study, and researchers recently reported interim data from the ongoing PaTH study, which is evaluating PREOS used alone or in combination with alendronate, a currently available osteoporosis therapy. Interim findings from the PaTH study, which were published in the New England Journal of Medicine, confirm the ability of PREOS to build new bone in the vertebral spine and in the hip when used alone or as a combination therapy.
    NPS also noted that a preclinical study to assess whether various doses of PREOS cause cancers in rats is nearing the point of a first report of data. The company has received some initial, incomplete data from the contract research organization (CRO) responsible for compiling study results, and expects to receive additional information from the CRO sufficient to announce preliminary results of the study by the week of November 17.
    The company recently announced the commencement of a proof-of-concept study with teduglutide (formerly ALX-0600) to evaluate its therapeutic potential in treating patients with Crohn's disease. In previous clinical tests the compound produced a significant growth effect on cells that line the intestinal tract, improving patients' ability to absorb nutrients and gain weight. In addition to the Crohn's disease study, NPS intends to initiate a pivotal trial with teduglutide in adults with short bowel syndrome by the end of 2003 or early 2004.

    Executive Appointments
    NPS also announced the appointments of Gerard Michel as Chief Financial Officer and Morgan Brown as Vice President, Finance. Mr. Michel served as Vice President, Corporate Development at NPS prior to his new assignment. As CFO, he will continue to oversee corporate development activities and will have additional responsibility for finance, information technologies, and facilities. Mr. Michel brings broad, cross-functional experience to his new position in areas such as pharmaceutical strategy, corporate finance, mergers and acquisitions, and marketing. Prior to joining NPS he worked with the consulting firm Booz-Allen & Hamilton where he provided strategic and operational counsel to multi-national pharmaceutical companies, biotechnology firms, and healthcare organizations. Previously, he worked at Lederle Laboratories in a variety of U.S. and international marketing, sales, and corporate development positions. Mr. Michel received an M.S. in microbiology and an M.B.A. from the University of Rochester. He will be based at the NPS office in Parsippany, New Jersey.
    Mr. Brown is a C.P.A. who has been serving as Corporate Controller and Senior Director of Financial Reporting at NPS. Prior to joining NPS he worked with the accounting firm of KPMG where he was employed as a senior manager. Mr. Brown will be responsible for finance, accounting, and budgeting functions, and for the implementation and monitoring of internal control procedures. He will also serve as treasurer, which will include responsibility for managing cash and marketable securities. Mr. Brown received an M.B.A. from the University of Utah and a B.S. in accounting from Utah State University. He will be based in the company's headquarters in Salt Lake City.

    Third Quarter Financial Results
    NPS incurred a net loss for the third quarter of 2003 of $28.9 million, or $0.79 per share, compared to a net loss in the third quarter of 2002 of $18.3 million, or $0.60 per share. For the nine months ended September 30, 2003, the net loss was $121.9 million, or $3.40 per share, compared to $61.4 million, or $2.02 per share for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2003 includes an expense of $40.2 million relating to a termination fee in the form of
1.5 million shares of the company's common stock and other costs associated with the terminated merger with Enzon Pharmaceuticals, Inc.
    Revenues for the third quarter of 2003 were $7.7 million compared to revenues of $140,000 for the same period last year. Revenues for the nine months ended September 30, 2003 were $7.9 million compared to $2.0 million in the same period of 2002. Substantially all revenues during the periods were from development and license agreements. The increases in revenues during 2003 as compared to the same periods in the prior year are primarily the result of a $6.0 million milestone payment NPS received from Amgen, Inc. for the submission of an NDA to the United States Food and Drug Administration for cinacalcet HCl in September 2003. Additionally, the company recognized
$1.5 million in revenue during 2003 as a result of our settled arbitration with Forest Laboratories, Inc., which occurred in July 2003.
    Research and development expenses were $31.3 million for the third quarter of 2003 compared to $16.9 million for the third quarter of 2002. The increase in research and development expenses compared to the third quarter of 2002 is principally due to a $10.7 million increase in the costs of advancing the development of the PREOS program, a $2.0 million increase in the costs associated with the manufacture of clinical and commercial supplies of PREOS and teduglutide, and a $1.4 million increase in the costs related to advancing our central nervous system programs. These increases were offset by a $1.1 million decrease in the costs of advancing the development of the teduglutide program. For the nine months ended September 30, 2003, research and development expenses were $79.5 million compared to $58.2 million for the same period in 2002. The increase in research and development expenses during the nine months ended September 30, 2003 as compared to the same period in the prior year is primarily due to a $11.8 million increase in the costs of advancing the development of the PREOS program, a $4.8 million increase in the costs associated with the manufacturing of PREOS and teduglutide, including costs related to an agreement with Boehringer Ingelheim Austria GmbH for the manufacture of bulk drug supplies of PREOS for eventual commercial sale, and a $1.5 million increase in clinical development costs due to advancing central nervous system drug development programs.
    General and administrative expenses were $4.9 million for the quarter ended September 30, 2003 compared to $3.2 million expended in the same quarter in 2002. For the nine months ended September 30, 2003, general and administrative expenses were $14.2 million compared to $10.4 million for the same period in 2002. The increases in general and administrative expenses during the nine months ended September 30, 2003 as compared with the same periods in the prior year are primarily due to market development activities associated with PREOS and teduglutide and the related hiring of additional administrative personnel.
    Amortization of intangibles of $376,000 and $1.1 million for the three and nine months ended September 30, 2003, respectively, are comparable to $334,000 and $1.0 million for the same periods in the prior year.
    Merger costs and termination fees were $351,000 and $40.2 million for the three and nine months ended September 30, 2003, respectively, as a result of the termination of our merger agreement with Enzon Pharmaceuticals, Inc. Pursuant to the terms of that merger agreement, the company paid a termination fee in the form of 1.5 million shares of the company's common stock transferred to Enzon on June 4, 2003. The company also incurred direct costs relating to the proposed merger of approximately $4.6 million.
    Other income, net, decreased from $2.0 million to other expense, net, of $170,000 for the three months ended September 30, 2003 as compared with the same period in the prior year. Other income, net, decreased from $6.1 million to $3.1 million for the nine months ended September 30, 2003 as compared with the same period in the prior year. The decreases in other income, net, in both periods are primarily the result of recording interest expense of $1.7 million and $2.0 million for the three and nine months ended
September 30, 2003, respectively, on our $192.0 million 3.0 percent convertible notes. Additionally, interest income decreased $1.2 million during the nine months ended September 30, 2003 as compared to the same period in the prior year primarily due to lower interest rates during 2003 as compared to the same period in the prior year.
    As of September 30, 2003, the company had 36.9 million shares outstanding and $346.3 million in cash, cash equivalents, and marketable investment securities as compared to $234.5 million at December 31, 2002. The increase in cash, cash equivalents and marketable investment securities was primarily the result of our sale of $192.0 million, 3.0 percent convertible debentures that was completed in July 2003. The company received net proceeds of $185.9 million from the offering after deducting debt issuance costs.



                    NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         (A Development Stage Enterprise)
                  Condensed Consolidated Statements of Operations
                       (In thousands, except per share data)
                                    (Unaudited)

                                                                 October 22,
                                                                    1986
                                                                (inception)
                     Three Months Ended      Nine months Ended    through
                        September 30,          September 30,     Sept. 30,
                      2003        2002        2003       2002      2003
     Revenues from
      research and
      license
      agreements     $7,700       $140      $7,911     $2,021     $83,584

     Operating
      expenses:
       Research and
        development  31,253     16,874      79,505     58,217     339,922
       General and
        administ-
        rative        4,888      3,206      14,185     10,365      88,113
       Amortization
        of
        intangibles     376        334       1,091        991       9,385
       In-process
        research and
        development
        acquired         --         --          --         --      17,760
       Merger costs
        and
        termination
        fees            351         --      40,223         --      40,223
         Total
          operating
          expenses   36,868     20,414     135,004     69,573     495,403
         Operating
          loss      (29,168)   (20,274)   (127,093)   (67,552)   (411,819)

     Other income
      (expense), net   (170)     1,990       3,093      6,129      41,700
         Loss
          before
          taxes     (29,338)   (18,284)   (124,000)   (61,423)   (370,119)

     Income tax
      expense
      (benefit)        (395)        --      (2,091)        10        (875)

         Loss before
          cumulative
          effect of
          accounting
          change    (28,943)   (18,284)   (121,909)   (61,433)   (369,244)

     Cumulative
      effect of
      accounting
      change             --         --          --         --        (500)

         Net loss  $(28,943)  $(18,284)  $(121,909)  $(61,433)  $(369,744)

     Basic and
      diluted net
      loss per
      common and
      potential
      common share   $(0.79)    $(0.60)     $(3.40)    $(2.02)

     Weighted average
      common and
      potential
      common shares
      outstanding
      - basic and
      diluted        36,796     30,435      35,864     30,338



                       Condensed Consolidated Balance Sheets
                                  (In thousands)
                                    (Unaudited)

                                                September 30,   December 31,
                                                    2003            2002

     Cash, cash equivalents and
      marketable investment securities           $346,302        $234,454
     Other current assets                           6,087           5,149
     Plant and equipment, net of
      accumulated depreciation and amortization     5,062           4,310
     Other assets, net of accumulated
      amortization                                 15,785           9,555
         Total assets                             373,236        $253,468

     Current liabilities                           21,475          11,106
     Convertible notes payable                    192,000              -
         Total liabilities                        213,475          11,106

     Paid-in capital and common stock             532,543         489,387
     Deferred compensation                         (4,127)           (370)
     Accumulated other comprehensive income         1,089           1,180
     Deficit accumulated during
      development stage                          (369,744)       (247,835)
         Net stockholders' equity                 159,761         242,362
         Total liabilities and
          stockholders' equity                   $373,236        $253,468



    NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company's website, http://www.npsp.com .

    Call Information
    A conference call will be held today at 5:00 p.m. EST. To participate in the call, dial 1-800-374-0232 and use confirmation code 2671058. In addition, live audio of the conference call will be simultaneously broadcast over the internet and may be accessed under the Investor Relations page, Calendar of Events section of the company's website ( www.npsp.com ). Please click on the webcast link and follow the prompts for registration and access.
    If you are unable to participate in the live call, a replay will be available at 1-800-642-1687 (with confirmation code 2671058) until midnight, EST, November 13, 2003. The webcast portion of the call will also be available on the NPS website for the same period of time.

    Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions
Of The Private Securities Litigation Reform Act of 1995
    Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our intent: to file an application with the FDA in the third quarter of 2004 for marketing approval of PREOS; initiate a pivotal trial in adult patients with SBS by the end of 2003 or early 2004 for teduglutide; to comment on the PREOS rat carcinogenicity study the week of November 17, 2003; and our intent, or the intent of our licensees, to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS, teduglutide and cinacalcet HCl. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to analyze and compile data from the PREOS studies in a timely manner; we may not be able to agree with the FDA on a clinical plan for teduglutide; the CRO may not deliver data from the rat carcinogenicity study in a timely manner; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 6, 2003, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in our quarterly report on Form 10-Q for the third quarter of 2003.

SOURCE  NPS Pharmaceuticals, Inc.
    -0-                             11/06/2003
    /CONTACT: David L. Clark, Vice President, Corporate Affairs, NPS Pharmaceuticals, Inc., +1-801-584-5415/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000218/NPSLOGO
             PRN Photo Desk, photodesk@prnewswire.com/
    /Company News On-Call: http://www.prnewswire.com/comp/613587.html / /Web site: http://www.npsp.com /
    (NPSP)

CO:  NPS Pharmaceuticals, Inc.
ST:  Utah
IN:  HEA MTC BIO
SU:  ERN CCA PER